Exhibit 10.4

SUPPLY AGREEMENT

This Agreement (this "Agreement") is made effective as of this 1st day of January, 2009 between ,Voyager, Inc., 8540 Colonnade Center Drive, Suite 490, Raleigh, North Carolina 23615 ("Voyager") and Mallincicrodt Inc., 675 McDonnell Blvd., Hazelwood, Missouri 63042 ("Mallinckrodt").

WHEREAS Mallinckrodt is engaged in the business of manufacturing and selling a certain drug product known as "Leuprolide Acetate" for controlled release delivery and other applications, and

WHEREAS Mallinckrodt wishes to manufacture and supply to Voyager and Voyager wishes to purchase from Mallinckrodt Leuprolide Acetate upon the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.      Term. Subject to the terms and conditions of this Agreement, Mallinckrodt agrees to supply Leuprolide Acetate Mallinckrodt product code 8050 (the "Product"), to Voyager for a period of five (5) years beginning on January 1, 2009 and ending on December 31, 2013 (the "Term"). This Agreement shall be automatically renewed for an additional five (5) year term unless Mallinckrodt shall provide written notice to Voyager at least six (6) months prior to the end of the Term that it does not wish the Agreement to be renewed for such additional five (5) year term.

2.      Percentage of Product Required. Voyager agrees that it will purchase during every Contract Year during the Term of this Agreement seventy five percent (75%) of its annual requirements for Product from Mallinckrodt. For purposes hereof, any reference to "Contract Year" shall mean each consecutive twelve (12) month period during the Term of this Agreement coinciding with calendar years, the first Contract Year hereof being the calendar year 2009. Notwithstanding the immediately preceding portions of this Section 3, Voyager understands that Mallinckrodt may be unable to supply a substantial portion of Voyager's requirements for Product in any Contract Year or portion of any Contract Year that occurs prior to the time when Voyager is able to accept Product for purchase made by the "FMOC" manufacturing process ("New Process") and, therefore, Voyager understands that its agreement to source seventy five percent (75%) of its requirements for Product annually from Mallinckrodt is subject to, and will not become an obligation of Voyager until, Voyager is able to purchase Product made in accordance with the New Process. However, in consideration of Mallinckrodt's willingness to supply Product to Voyager hereunder and in consideration of the payment to be made by Mallinckrodt pursuant to the immediately succeeding sentence, Voyager agrees that it will exercise its best efforts to place itself in the position of being able to accept Product made by way of the New Process as soon as possible but in no event by later than January 1, 2009 ("Conversion Deadline"). In consideration of the cost and effort to be expended by Voyager in conversion to Products made in accordance with the New Process and, upon such conversion, Voyager's willingness to purchase annually from Mallinckrodt at least seventy five (75%) of its requirements for Product, Mallinckrodt hereby agrees to pay Voyager, within fifteen (15) days after the execution hereof, the sum of Five Hundred Thousand Dollars ($500,000), which amount shall be refundable to Mallinckrodt in the event that (and within thirty (30) days after) Voyager fails to meet the Conversion Deadline.

3.      Price. Subject to any adjustments pursuant to Section 4 below, the initial price to be invoiced to and paid by Voyager for Product will be Five Hundred Fifty Dollars ($550) per gram; provided that, at such time as Voyager is able to accept Product made by the New Process and for all such Product the price to be paid by Voyager for Product will be reduced by Fifty Dollars ($50) per gram from the price in effect immediately prior to the date when the first volume of Product made in accordance with the New Process is purchased hereunder.

4.    Price Adjustment. The price set forth above in Section 2 shall be firm through the end of the first Contract Year. Effective for the second Contract Year, and effective for every subsequent Contract Year thereafter for so long as this Agreement is in effect, the price will be adjusted upward to reflect and pass through, on a dollar-for-dollar basis, all increases in Mallinckrodt's cost of raw materials, labor, utilities and regulatory compliance directly related to the manufacture and supply of Product hereunder that occurred during the Contract Year immediately previous to any such new Contract Year. Mallinckrodt will provide written notice to Voyager of any such cost increases and the new price for Product at least thirty (30) days prior to the beginning of any Contract Year for which such new price is to be in effect. Such notification of increased costs shall include a description of the applicable costs that have increased (i.e. material(s), labor, overhead, etc.) and the amount by which each has increased along with such supporting documentation as Voyager shall reasonably request. Notwithstanding the foregoing, in an effort to mitigate any increases in costs, Mallinckrodt shall use reasonable commercial efforts on a continuous basis to reduce the costs associated with its production of the Product.

5.      Manufacture, Delivery and Payment. All sales of Product will be in accordance with the following terms and conditions:

(a)           Payment for Product is due thirty (30) days from date of receipt of invoice, provided that the Product has been received by Voyager.

(b)           Freight will be prepaid by Mallinckrodt. Delivery will be made to Voyager's facility located at 2579 Midpoint Drive, Fort Collins, CO 80525. Mallinckrodt will deliver Product for shipment so that each shipment will be received by Voyager when requested, unless otherwise agreed in writing and no later than ninety (90) days after the date of any applicable purchase order, unless otherwise agreed by the parties. Title and risk of loss will pass to Voyager upon delivery to Voyager's facility.

(c)           In ordering and delivering, the parties will use their standard ordering, invoicing, acknowledgement and/or shipping forms. Unless otherwise agreed to by the parties in writing for a specific transaction, no inconsistent or additional term or condition in any such forms will be applicable to a transaction within the scope of and governed by this Agreement. In the event of any inconsistency between the terms of this Agreement and any such ordering, invoicing, acknowledgement and/or shipping forms or any other form or communication sent by either party, the terms of this Agreement will prevail.

(d)           Product will be manufactured by Mallinckrodt in accordance with all applicable laws and regulations and current Good Manufacturing Practices as determined by the Food and Drug Administration ("FDA") using the manufacturing process described in Mallinckrodt's Drug Master File ("DMF").

(e)           Product will meet the specifications attached as Exhibit A, as well as any other specifications mutually agreed to in writing by Mallinckrodt and Voyager (collectively, the "Specifications").

(f)           Mallinckrodt will supply with each shipment of Product a certificate of analysis certifying the conformity of the Product to the Specifications.

(g)            Mallinckrodt will: (i) retain a sample of each lot of the Product as required for stability testing, (ii) maintain records for a period of five (5) years after the manufacture of any lot of Product or such period of time as required by applicable law and/or any competent governmental and/or regulatory authority with appropriate jurisdiction, which, for greater certainty, shall include the entities in the applicable countries responsible for regulation of medicinal products intended for human use, and includes the FDA (each, a "Competent Authority" and collectively, the "Competent Authorities"), whichever is greater, to ensure Mallinckrodt's ability to perform a complete lot history via lot tracing of the Product, (iii) retain all manufacturing records and analytical results pertaining to the manufacture of each lot of the Product for a period of three (3) years after the manufacture of such lot, or such period of time as required by applicable law and/or Competent Authorities, whichever is greater, making such records available to Voyager or a Competent Authority upon request and (iv) identify to Voyager all material impurities and degradation products in the Product and, upon the request of Voyager, provide Voyager with samples of such impurities and degradation products in quantities sufficient to allow Voyager to conduct drug substance purity analyses.

6.      Specifications and Quality. Except as specifically contemplated in this Section 6, the Specifications will not be revised without the mutual prior written consent of the parties. Mallinckrodt will notify Voyager at least twelve (12) months in advance (unless a lesser time to implement any change is dictated by law) of any and all material changes in its production, testing or packaging procedures in the DMF documented process as required by FDA "Guidelines for Drug Master Files" Section VIIA and Note for Guidance on the European Drug Master File procedure, CPMP/QWP/227/02 or in the Specifications which may be suggested or mandated by a Competent Authority. The parties acknowledge that the purpose of the immediately preceding sentence is to allow Voyager a reasonable amount of time to receive appropriate regulatory approval prior to Mallinckrodt implementing a significant change to its DMF. In the event of a proposed change in the Specifications suggested or mandated by a Competent Authority, the parties will work together in good faith to develop revised Specifications that meet all changes suggested or mandated by the Competent Authority, but if any such change is mandated by such Competent Authority or required by applicable laws, rules or regulations, Mallinckrodt shall be entitled to make such changes as and when required. In the event of a proposed change in the DMF or Specifications that renders Mallinckrodt unable to supply Product in accordance with the terms of this Agreement, Voyager may terminate this Agreement effective upon written notice to Mallinckrodt. In the event of any conflict or inconsistency between the terms of any quality agreement or similar agreement that may be entered into by the parties, on the one hand, and the terms and conditions of this Agreement, on the other hand, the latter shall prevail in all cases.

7.        Inspection. Voyager will have the right during normal business hours and upon advance arrangement with Mallinckrodt to inspect Mallinckrodt's manufacturing operations to determine whether or not Mallinckrodt is complying in all respects with its obligations hereunder. Voyager warrants that all such inspections and audits shall be carried out in a manner calculated not to unreasonably interfere with Mallinckrodt's conduct of business and to ensure the continued confidentiality of Mallinckrodt's business and technical information. Further, Voyager agrees to comply with all of Mallinckrodt's safety and security requirements during any visits to the Mallinckrodt facilities.

8.      Forecast of Product Required. Voyager agrees to supply Mallinckrodt, on a quarterly basis, and beginning on January 1, 2009, a rolling forecast of its requirements for Product during the next twelve (12) months. The forecast for the first three (3) months is considered to be firm and binding. The forecast for the last nine (9) months of that period is non-binding and may be used by Mallinckrodt for production planning. If Mallinckrodt knows that it will be unable to ship a quantity of the Product ordered by Voyager to meet the requested date of delivery appropriately specified in any purchase order, it will provide Voyager prompt notice thereof and of the revised delivery date. Voyager will then have the option of terminating the purchase order without obligation for payment or of accepting the revised delivery date and will be permitted to purchase the same quantity of Product of like grade and quality from another supplier, which purchase shall be considered to have been purchased from Mallinckrodt for purposes of Voyager's obligation to purchase seventy five percent (75%) of its requirements for Product hereunder.

9.      Rejection of Product.

(a)           Voyager will have sixty (60) days after the receipt of any shipment of Product (the "Testing Period") to subject the Product, on a sample basis, to quality control testing to determine conformity with the Specifications. If testing shows a failure to meet the Specifications, Voyager may reject the portion of any shipment failing to meet Specifications by providing written notice of such rejection to Mallinckrodt before the expiry of the Testing Period and, provided such notice of any such rejection is received by Mallinckrodt and Voyager has appropriately rejected the affected Product, Voyager may return the affected Product to Mallinckrodt at Mallinckrodt's expense.

(b)           Mallinckrodt will have the option, within sixty (60) days of receipt of such rejected Product from Voyager, either to replace such returned and appropriately rejected Product with Product that meets the Specifications, or promptly to provide Voyager with a full refund. Voyager's remedies for proper rejection of any Product hereunder shall be limited to those specified in the immediately preceding sentence, provided that any such rejected Product shall be deemed to have been included in the amount of Product purchased in such applicable annual period for purposes of Voyager's obligation to purchase seventy five percent (75%) of its requirements for Product hereunder.

(c)           Should there be a discrepancy between Voyager's test results and Mallinckrodt's test results, Mallinckrodt shall notify Voyager within thirty (30) days of its receipt of the rejected Product from Voyager, and the parties will make reasonable efforts, each acting in good faith, to try to resolve any differences as to whether or not any volume of Product has been appropriately rejected and, if they cannot do so, such differences will be finally resolved by testing performed by an independent third party mutually agreed upon by the parties. The costs of such testing with be borne by the party against whom the difference is resolved. If, as a result of such testing, it is determined that any Product in question has been appropriately rejected, Voyager will have no liability to pay for such Product and shall have the remedies set forth above (but no other remedies). If, on the other hand, it is determined that any Product in question was not appropriately rejected, or if Voyager fails within the Testing Period to provide notice of rejection of such Product, Mallinckrodt shall promptly return all such Product to Voyager and, upon Voyager's receipt of such Product, the Product in question shall be deemed to be accepted by Voyager and Voyager shall be liable to pay Mallinckrodt the applicable purchase price for such Product in accordance with the applicable terms hereof.

10.       Latent Defects. In the event either party becomes aware of a Latent Defect in any lot of Product, it will as soon as reasonably practicable, but in no case later than thirty (30) days after becoming aware of the Latent Defect, notify the other party in writing of the nature of any such Latent Defect, and the lot or batch involved. At Voyager's election by providing additional written notice to Mallinckrodt within thirty (30) days of the receipt of such notice of Latent Defect, any such Product will be deemed rejected as of the date of such additional notice, Voyager may return the affected portion to Mallinckrodt at Mallinckrodt's expense, and the applicable provisions of Sections 8(b) and (c) will apply to determine the appropriateness of and remedies for rejection of any such Product. For these purposes, "Latent Defect" will mean any defect in the Product resulting from Mallinckrodt's manufacture, handling or shipping of the Product that is discovered during routine "stability testing" (as defined under the International Council on Harmonization Guidelines) conducted by Mallinckrodt.

11.       Mallinckrodt Indemnity. Mallinckrodt shall indemnify and hold Voyager, its affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) to the extent resulting from (i) any breach of Mallinckrodt's representations, warranties or any covenants under this Agreement by Mallinckrodt, (ii) any negligence or willful misconduct of Mallinckrodt except to the extent any such damages, claims, liabilities, costs and expenses result from any of those matters set out in Section 13 for which Voyager agrees to indemnify Mallinckrodt, or (iii) any infringement or claim of infringement of any United States or foreign patent, trademark or other intellectual property rights, based on the manufacture, sale or distribution of any of the Product furnished hereunder, but not based on the sale of any dosage pharmaceutical product developed or formulated by Voyager or any of its affiliates whether or not containing Product as an active pharmaceutical ingredient. Notwithstanding the preceding sentence or any other provision hereof, in no event shall Mallinckrodt be liable to Voyager for incidental, consequential, exemplary, special, punitive or any other similar type of damages whether or not Mallinckrodt has been advised of the possibility of such damages and whether or not, in any particular set of circumstances, such damages are reasonably foreseeable.

12.       Mallinckrodt Warranty. Mallinckrodt represents and warrants to Voyager that: (i) the Product will comply with the Specifications at the time of delivery, (ii) at the time of manufacture the Product will be free from defects in material, workmanship and design, (iii) it has, and at all times during the term of this Agreement will have, the right to manufacture and sell the Product, and (iv) the Product complies with all applicable federal, state or municipal statutes, laws, rules or regulations, including those relating to the environment, food or drugs and occupational health and safety, including, without limitation, those enforced or promulgated by the FDA or other Competent Authority with appropriate jurisdiction. Mallinckrodt hereby disclaims the implied warranties of merchantability and fitness for a particular purpose and it is understood that the express warranties of Mallinckrodt set forth herein are in lieu of all other warranties, express or implied.

13.      Voyager Indemnity.

(a)    Voyager shall indemnify and hold Mallinckrodt, its affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) to the extent resulting from (i) Voyager's or its agents' handling, storage, transportation, use, sale or marketing of any dosage pharmaceutical or other product containing the Product supplied hereunder to Voyager, (ii) any breach of this Agreement by Voyager or (iii) any negligence or willful misconduct of Voyager, except to the extent any such damages, claims, liabilities, costs and expenses result from any of those matters set out in Section 11 for which Mallinckrodt agrees to indemnity Voyager.

(b)    Notwithstanding Section 13(a), in no event shall Voyager be liable to Mallinckrodt for incidental, consequential, exemplary, special, punitive or any other similar type of damages whether or not Voyager has been advised of the possibility of such damages and whether or not, in any particular set of circumstances, such damages are reasonably foreseeable; except that the foregoing limitation on damages shall not apply to the indemnity obligation of Voyager set forth in Section 13(a)(i) in respect of a personal injury or product liability claim against Mallinckrodt relating to Voyager's handling, storage, transportation, use, sale or marketing of any dosage pharmaceutical or other product containing the Product supplied hereunder to Voyager.

14.       Indemnification Procedure. Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim"). The indemnifying party will be entitled to control the defense and/or settlement of the Indemnity Claim. If the indemnifying party fails to timely defend any Indemnity Claim, the indemnified party, on written notice to the indemnifying party, may defend against the same and make any settlement thereof and recover the entire reasonable costs thereof from the indemnifying party, including reasonable legal fees. The indemnified party will reasonably cooperate and assist the indemnifying party in defending any Indemnity Claim.

15.       Insurance. Each party will, at its own cost and expense, obtain and maintain in full force and effect, during the term of this Agreement, adequate commercial general liability insurance and will, upon written request, provide the other party with certificates of insurance evidencing same.

16.       Confidential Information. Both parties acknowledge that it will be necessary for each to disclose to the other party certain technical and proprietary information with respect to the Product, Voyager's products and other information each party considers confidential or proprietary to facilitate the supply of the Product hereunder. For purposes of this Agreement, the term "Confidential Information" will include, without limitation, all such information, including the Specifications, all technical and/or proprietary information relating to the Product or Voyager's products and technology or the production process for the Product and Voyager's products and technology, information relating to the marketing of, customers for, and sale an pricing of the Product and Voyager's products and technology. Each party (on behalf of itself and its affiliates) agrees to hold in confidence any and all such Confidential Information received from the other and will not disclose it to anyone (except within such party) or use it for its own benefit or the benefit of others (but only for the purposes of this Agreement), and will disclose it only to those of its employees on a "need to know" basis and who are bound by obligations of confidentiality no less stringent than those set out herein. Each party acknowledges that the disclosing party retains all right, title and interest in and to all of their respective Confidential Information. The obligations of this Section 16 will not apply to information which: (a) the recipient can demonstrate from its written business records was in the recipient's possession before receipt from the discloser, (b) is or becomes a matter of public knowledge through no fault of the recipient, (c) is rightfully received by the recipient from a third party without a duty of confidentiality, (d) was independently developed by employees of the recipient who had no access to the Confidential Information, as demonstrated by the records of the recipient, or (e) is made subject to an order by judicial or administrative process requiring the recipient to disclose any or all of the information, provided the recipient will (to the greatest extent possible under the applicable circumstances) promptly notify discloser allowing some reasonable time to oppose such process before disclosure occurs. This obligation of confidentiality will survive termination or expiration of this Agreement for a period of seven (7) years after the termination or expiration. This Section 16 supersedes the terms of any confidentiality agreement between the parties entered into prior to the date hereof to the extent it is applicable to the subject matter of this Agreement.

17.   Termination. This Agreement may be terminated:

(a)           by written agreement of the parties,

(b)           immediately by either party, in the event of a material default in the performance or observance of the other party's obligations under this Agreement and failure of the other party to remedy such default within thirty (30) days after receiving written notice of the default from the non-defaulting party,

(c)           immediately upon either party becoming bankrupt or making an assignment for the benefit of its creditors, or upon a receiver or trustee in bankruptcy being appointed for either party, or upon any proceeding in bankruptcy, receivership, or liquidation being instituted against a party and continuing for thirty (30) days without being dismissed, or upon a party otherwise ceasing to exist; or

(d)           as set forth is Section 6 of this Agreement.

provided that, any right of termination set out above will be in addition to all other rights and remedies available to the parties, if any, for default or wrong-doing by each other.

18. Effect of Termination. Upon termination or expiration of this Agreement each party will cease using the other party's Confidential Information and will destroy or return to the other party all Confidential Information of the other party. Notwithstanding the foregoing, each party may retain one complete record copy for archiving purposes to confirm compliance with this Agreement. Any obligation accrued by either party prior to the termination or expiration shall survive such expiration or termination and, further, the provisions contained in Sections 11, 13, 14, 16, 17, 19 and this Section 18 will survive termination of this Agreement.

19. Miscellaneous.

(a)           Amendment. This Agreement may not be amended or modified except by written agreement signed by both parties.

(b)           Exhibits. Exhibit A is attached to this Agreement and forms an integral part hereof.

(c)           Assignment. Neither party will have the right to assign, transfer, mortgage, charge or otherwise dispose of any or all of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which consent shall not unreasonably be withheld, except that either party shall have the right to assign any or all of its rights, duties or obligations granted to it under this Agreement to any affiliate or subsidiary or to entity with which it may merge or amalgamate or any purchaser of all or substantially all of the portion of the business to which this Agreement relates.

(d)           Counterparts. This Agreement may be executed in counterparts with the same effect as if both parties had signed the same document. Both counterparts will be construed together and will constitute one and the same agreement. This Agreement may be executed by the parties and transmitted by facsimile transmission and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

(e)   Entire Agreement. This Agreement and any Exhibit attached to this Agreement comprise the entire agreement between the parties with respect to the subject matter hereof and supersede all previous representations, warranties, dealings, agreements, understandings and expectations of the parties regarding the subject matter hereof, and there are no other representations, warranties, understandings, conditions, agreements, or expectations except as set out in this Agreement.

Enurement. This Agreement will enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

(g)           Force Majeure. In the event of a delay caused by inclement weather, fire, flood, strike or other labor dispute, act of God, act of governmental officials or agencies, or any other cause beyond the control of the parties, the party or parties so affected will be excused from performance under this Agreement for the period of time attributable to such delay. In the event of any such delay, the parties may, in their sole discretion, revise this Agreement by amending its provisions, including without limitation, the payment provisions, delivery schedules, and other provisions set out therein, as appropriate, by mutual written agreement.

(h)           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States in force therein without regard to its conflict of law rules that might apply the law of another jurisdiction.

(i)           Independent Contractors. Nothing contained herein will be deemed or construed to create between the parties to this Agreement a partnership or joint venture. No party will have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party's name in any way not specifically authorized by this Agreement. No party will be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

(j)           Notice. All payments, reports and notices or other documents that any of the parties to this Agreement are required or may desire to deliver to any other party to this Agreement may be delivered only by personal delivery, by recognized courier or facsimile transmission, all postage and other charges prepaid, at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by facsimile transmission will be deemed to have been given or received at the time of delivery or facsimile transmission. Any notice couriered as aforesaid will be deemed to have been received on the expiration of two days after it is couriered.

If to Voyager:

Voyager Pharmaceutical Corporation
8540 Colonnade Center Drive
Suite 409
Attention: David Corcoran
Telephone: (919) 846-4880
Facsimile: (919) 846-4881

With a copy to:

VOYAGER Pharmaceutical Corporation
2579 Midpoint Drive
Fort Collins, CO 80525

Attention: President
Telephone: (970) 482-5868
Facsimile: (970) 482-5869
If to Mallinckrodt:

Mallinckrodt Inc.
675 McDonnell Boulevard
Hazelwood, Missouri, U.S.A. 63042

Attention:  Richard Hoyt
Vice President
Commercial Operations/API
Telephone: (314) 654-8995
Facsimile: (314) 654-6580

With a copy to:

Mallinckrodt Inc.
675 McDonnell Boulevard
Hazelwood, Missouri, U.S.A. 63042

Attention:  C. Stephen Kriegh
Vice President - Legal
Telephone: (314) 654-6040
Facsimile: (314) 654-7181

(k)   No Waiver. The waiver by any party hereto of a breach of any provision of this Agreementwill not operate or be construed as a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Mallinckrodt Inc., a Covidien Company		Voyager Pharmaceutical Corp.

/s/ Richard Hoyt	(signature)	/s/ Patrick S. Smith	(signature)
Richard Hoyt		Patrick S. Smith
Vice President — Commercial Operations/API		Chief Executive Officer

EXHIBIT A

Mallinckrodt Specification for Leuprolide Acetate (Code 8050)

Appearance
Identification A (IR) (EP 2.2.24)
Identification B (HPLC) (Equal to EP)
Leuprolide Assay (Equal to EP)
Related Substances (Equal to EP)
EP Impurity A
EP Impurity B
EP Impurity C
EP Impurity D
Individual Related Substances
Total Related Substances
Identification C (Amino Acid Analysis) (EP 2.2.56)
Arginine
Serine
Glutamic Acid
Leucine
Tyrosine
Histidine
Tryptophan
Proline
Other Amino Acids
Specific Optical Rotation (Corrected for Peptide Content) (EP 2.2.7)
Acetic Acid (Equal to EP 2.5.34)
9.0%
Water (EP 2.5.32)
Bacterial Endotoxins (LAL) (EP 2.6.14)
Sulfated Ash (EP 2.4.14)
Purity Content (HPLC)
Peptide Purity
Largest Related Impurity
Total Related Impurities
Peptide Content (CHN)
Trifluoroacetate
Mass Spectrum
Mass Balance
Heavy Metals (Total)
Arsenic (As)
Cadmium (Cd)
Lead (Pb)
Mercury (Hg)
Chromium (Cr)

White to Near White Powder
Matches Standard
Principal Peaks Match
97 — 103%

0.50% max
0.50% max
0.50% max
1.0% max
0.50% max
2.0% max

0.85 — 1.1 moles
Present
0.85 — 1.1 moles
1.8 — 2.2 moles
0.85 — 1.1 moles
0.85 — 1.1 moles
Present
0.85 — 1.1 moles
No More Than Trace
-38.0° to -42.0°
5.0 —

5.0% max
1.0 EU/mg max
0.3% max

98.0% Area min
0.5% Area max
2.0% Area max
85% min
0.2% w/w max
1208.7 — 1210.7 Daltons
95.0 — 105.0%
15 ppm max
Report ppm
Report ppm
Report ppm
Report ppm
Report ppm

Mallinckrodt Specification for Leuprolide Acetate (Code 8050) CONTINUED

Fluoride Residual Solvents (GC) Methanol Ethyl Ether Isopropanol Dichloromethane Acetonitrile Ethyl Acetate Microbial Content Turbidity Limitation	0.05% max 1000 ppm max 1000 ppm max 1000 ppm max 100 ppm max 100 ppm max 1000 ppm max 100 CFU/g max 15 NTU max at 0, 6, and 24 hours